As filed with the Securities and Exchange Commission on December 6, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sysco Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-1648137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1390 Enclave Parkway
Houston, Texas 77077-2099
(Address of Principal Executive Offices) (Zip Code)

Sysco Corporation 2025 Employee Stock Purchase Plan
(Full Title of the Plan)

Eve M. McFadden
Senior Vice President, Legal, General Counsel and Corporate Secretary
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jonathan Newton
King & Spalding LLP
1100 Louisiana Street, Suite 4100
Houston, Texas 77002
(713) 751-3200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Sysco Corporation 2025 Employee Stock Purchase Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents that Sysco Corporation (“Sysco” or the “Company”) has previously filed with the Commission are incorporated herein by reference:
(1)Sysco’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024, filed with the Commission on August 28, 2024;
(2)Sysco’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2024, filed with the Commission on October 30, 2024;
(3)Sysco’s Current Reports on Form 8-K filed with the Commission on August 5, 2024, August 16, 2024 and November 19, 2024, respectively; and
(4)The description of Sysco’s common stock contained in its registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and set forth in Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2024, including any amendment or report filed for the purpose of updating such description, including Sysco’s Current Report on Form 8-K filed with the Commission on October 26, 2000.
All documents filed by Sysco subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not applicable.
Item 6. Indemnification of Directors and Officers.

The certificate of incorporation of Sysco contains certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability to the Company or its stockholders for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

•breach of the director’s duty of loyalty to us or our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•the unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derives an improper personal benefit.

The charter documents of many of our subsidiary guarantors contain substantially similar provisions, subject to the laws of the relevant jurisdiction under which each is organized.

The certificate of incorporation of Sysco also provides for indemnification of Company directors and officers to the fullest extent permitted by Delaware law, and its bylaws contain substantially similar provisions that extend this protection to the directors and officers of Sysco’s subsidiaries as well. The bylaws also entitle these individuals to advancement of expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by Delaware law. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Sysco and continue to apply after the individual has ceased to be a director or officer. The DGCL currently requires Sysco to indemnify a director or officer for all expenses incurred by him or her (including attorney’s fees) when he or she is successful (on the merits or otherwise) in defense of any proceeding brought by reason of the fact that he or she is or was a director or officer of Sysco. In addition, with respect to all proceedings other than proceedings by or in the right of the corporation, Delaware law allows Sysco to indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, even if the director or officer is not successful on the merits, if he or she:

•acted in good faith;
•acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
•in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, as amended, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. In addition, with respect to those subsidiaries organized under laws other than the DGCL, additional comparable indemnification and elimination of liability provisions may apply. In addition, certain of our employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans. We also maintain liability insurance for our directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers.

The limitation of liability and indemnification provisions described above may discourage lawsuits against directors for breaches of fiduciary duty. These provisions could reduce the likelihood of derivative litigation against directors and officers, even when such an action, if successful, might otherwise benefit us and/or our stockholders. In addition, stockholder investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The exhibits listed below in the “Index to exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.
Item 9. Undertakings.

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 6, 2024.

Sysco Corporation

By:	/s/ Kevin P. Hourican
Name: Kevin P. Hourican
Title: Chair and Chief Executive Officer

Power of Attorney
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Kevin P. Hourican, Kenny K. Cheung and Eve M. McFadden, or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Kevin P. Hourican	Chair and Chief Executive Officer	December 6, 2024
Kevin P. Hourican	(principal executive officer)

/s/ Kenny K. Cheung	Executive Vice President, Chief Financial Officer	December 6, 2024
Kenny K. Cheung	(principal financial officer)

/s/ Jennifer L. Johnson	Senior Vice President, Chief Accounting Officer	December 6, 2024
Jennifer L. Johnson	(principal accounting officer)

/s/ Daniel J. Brutto	Director	December 6, 2024
Daniel J. Brutto

/s/ Francesca DeBiase	Director	December 6, 2024
Francesca DeBiase

/s/ Ali Dibadj	Director	December 6, 2024
Ali Dibadj

/s/ Larry C. Glasscock	Lead Independent Director	December 6, 2024
Larry C. Glasscock

/s/ Jill M. Golder	Director	December 6, 2024
Jill M. Golder

/s/ Bradley M. Halverson	Director	December 6, 2024
Bradley M. Halverson

/s/ John M. Hinshaw	Director	December 6, 2024
John M. Hinshaw

/s/ Roberto Marques	Director	December 6, 2024
Roberto Marques

/s/ Alison Kenney Paul	Director	December 6, 2024
Alison Kenney Paul

/s/ Sheila G. Talton	Director	December 6, 2024
Sheila G. Talton

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3(a) to Form 10-K for the year ended June 28, 1997, File No. 1-6544).

4.2	Certificate of Amendment to Restated Certificate of Incorporation increasing authorized shares (incorporated by reference to Exhibit 3(e) to Form 10-Q for the quarter ended December 27, 2003, File No. 1-6544).

4.3	Form of Amended Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3(c) to Form 10-K for the year ended June 29, 1996, File No. 1-6544).

4.4*	Amended and Restated Bylaws of Sysco Corporation, dated June 20, 2024.

5.1*	Opinion of King & Spalding LLP

23.1*	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Powers of Attorney (included on signature page)

99.1	Sysco Corporation 2025 Employee Stock Purchase Plan (incorporated by reference to Annex II of the Sysco Corporation Definitive Proxy Statement on Schedule 14A filed on October 3, 2024 (File No. 1-6544))

107.1*	Filing Fee Table

* Filed herewith.